Exhibit 99.1
UNITED  UPDATE
June 27, 2002
The following provides an update of United's expected financial results.

Financial and Operating Statistics - Forecast

Year-over-year Percent Increase (Decrease)
Second Quarter 2002
Available seat miles	(16-17%)
Fuel price per gallon, average (including tax)	(14.5%)
Operating expenses per available seat mile (excluding fuel subsidiary)	3%

The financial results for the first two months of the quarter show continued favorable expense performance as a result of the company's cost reduction programs. The company's cash burn was under $5 million per day in the first quarter and the company expects that second quarter cash burn will be significantly better than that.

In April, the company outperformed the rest of the industry on a system wide unit revenue basis, year-over-year.  In May, the company's system unit revenue was down three to four percent year-over year which again outperformed the rest of the industry.  However, the company continues to experience weak revenue performance primarily in the domestic market and expects to post a significant second quarter loss as well as a loss for the year.

Fuel

For the second quarter the company estimates the cost of fuel to decrease 14.5% on a year-over-year basis, with the average price per gallon of jet fuel expected to be 75.5¢.  The company has hedged 23% of fuel consumption for 2002 at an average strike price of $24.00 per barrel of crude oil.

Capital Spending

Total capital spending for the year 2001 was $2.5 billion.  The company projects total capital spending of $1.2 billion for 2002, a 50% reduction from previously planned levels.  There will be no aircraft capital spending in 2003.  The capital spending is allocated between aircraft and non-aircraft as follows:

(in $ billions)	2001A	2002E	2003E
Aircraft	1.8	0.8	0.0
Non-aircraft	0.7	0.4	0.5
Total:	2.5	1.2	0.5

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The information contained in this document is forward looking and involves risks and uncertainties that could result in actual results differing materially from expected results.  Forward-looking statements represent the company's expectations and beliefs concerning future events, based on information available to the company at the date of this United Update.  Some factors that could significantly impact expected capacity, unit costs, operating expenses, cash burn rate, unit revenue, net earnings and capital spending include, without limitation, the economy and the demand for air travel; the ability to reduce operating costs and conserve financial resources, taking into account increased costs incurred as a consequence of the September 11 terrorist attacks to the company; the higher costs associated with new airline security directives and any other increased regulation of air carriers; the significantly higher costs of aircraft insurance coverage for future claims caused by acts of war, terrorism, sabotage, hijacking and other similar perils, and the extent to which such insurance will continue to be available; the ability to raise and the cost of financing in light of the September 11 events and the possibility of any further credit downgrades to the company; the cost of crude oil and jet fuel; the airline pricing environment; industry capacity decisions; competitors' route decisions; the satisfaction of the conditions to the pilots' or the management and salaried employees' participation in the company's financial recovery program; the success of the company's cost-reduction efforts; the success of the company's implementation of its financial recovery plan; results of union contract negotiations and cost-reduction discussions and their impact on labor costs and operations; the willingness of customers to travel; actions of the U.S., foreign and local governments; the stability of the U.S. economy; any additional terrorist activity and/or war; inflation;  foreign currency exchange-rate fluctuations; the economic environment of the airline industry and the economic environment in general.

Investors should not place undue reliance on the forward-looking information contained herein, which speaks only as of the date of this United Update. The company disclaims any intent or obligation to update or alter any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.